UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 15, 2021

IOVANCE BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

999 Skyway Road, Suite 150
San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

(650) 260-7120
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000041666 per value	IOVA	The Nasdaq Stock Market, LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

Effective on March 15, 2021 (the “Effective Date”), Iovance Biotherapeutics, Inc. (the “Company”) entered into an Executive Employment Agreement with Igor Bilinsky, Ph.D. (the “Agreement”), pursuant to which Dr. Bilinsky shall be appointed as the new Chief Operating Officer of the Company.

Under the Agreement, the Company agreed to pay Dr. Bilinsky an annual base salary of $450,000. In addition, the Company agreed to grant Dr. Bilinsky an option (the “Option”) to purchase up to an aggregate of 150,000 shares of the Company’s common stock. The Option will be granted on the Effective Date, with a ten-year term, and an exercise price equal to the closing trading price of the Company’s common stock on the Effective Date. Provided that Dr. Bilinsky is still employed with the Company on the following dates, the Option will vest in installments as follows: (i) options for the purchase of one-third of the 150,000 shares shall vest on the one-year anniversary of the Effective Date; and (ii) the remaining options shall vest as to one-twelfth of 150,000 shares at the end of each quarter over the next two years, commencing with the first quarter following the first anniversary of the Effective Date. Upon the termination of Executive’s employment with the Company, except as otherwise provided in the Agreement, the unvested Options will be forfeited and returned to the Company.

Dr. Bilinsky will be eligible to participate in the Company’s annual cash bonus program applicable to executive employees, as approved annually by the Board of Directors. The maximum potential amount payable to Dr. Bilinsky under the bonus plan, if earned, will be 40% of his base salary earned during the applicable calendar year. Compensation under the bonus plan will be conditioned on the satisfaction of individual and corporate objectives, as established in writing by the Company, and on the condition that Dr. Bilinsky is still employed by the Company on the payment date of the bonus compensation.

Dr. Bilinsky’s employment with the Company will be “at-will” and will not be for any specific period of time. If the Company terminates Dr. Bilinsky without cause, Dr. Bilinsky will receive (i) his base salary through the date of termination; (ii) a severance payment equal to six months of his then base salary, provided he satisfies the severance conditions set forth in the Agreement; and (iii) any benefits required to be paid in accordance with applicable benefit plans through the date of termination. Dr. Bilinsky will also be entitled to certain severance payments if he is terminated without cause in connection with a “change of control” (as defined in the Agreement) of the Company.

Dr. Bilinsky, 48, served as Chief Business Officer of Oncternal Therapeutics, Inc., from September 2019 to March 2021. From January 2017 to January 2019, Dr. Bilinsky served as Chief Operating Officer of AmpliPhi Biosciences, Inc., a biotechnology company developing targeted therapies for patients with life-threatening bacterial infections. From September 2015 to January 2017, he was General Manager, Immuno-Oncology, and Senior Vice President, Special Operations and Research Operations, at Ignyta, Inc., a biotechnology company focused on precision medicine in oncology that was acquired by Roche. From October 2010 to September 2015, Dr. Bilinsky was Senior Vice President, Corporate Development at Vical, Inc. From 2007 to 2010 he was Vice President, Business Development and Special Operations at Halozyme Therapeutics, Inc., and from 2005 to 2007 he was Chief Executive Officer of Androclus Therapeutics, Inc. Dr. Bilinsky was previously a principal in the healthcare practice of Boston Consulting Group, Inc., where he advised companies in the biotechnology and pharmaceutical industries on business strategy, operational performance and mergers and acquisitions. Dr. Bilinsky received his B.S. in physics from the Moscow Institute of Physics and Technology and his Ph.D. in physics from the Massachusetts Institute of Technology.

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There are no arrangements or understandings between Dr. Bilinsky and any other persons pursuant to which he was chosen as an officer of the Company. There are no family relationships between Dr. Bilinsky and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Dr. Bilinsky is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K. The Agreement with Dr. Bilinsky will be filed with a subsequent Exchange Act filing by the Company.

Item 8.01	Other Events.

On March 15, 2021, the Company issued a press release announcing Dr. Bilinsky’s appointment as the Company’s Chief Operating Officer. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press Release of Iovance Biotherapeutics, Inc., dated March 15, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2021	IOVANCE BIOTHERAPEUTICS, INC.

	By:	/s/ MARIA FARDIS
Maria Fardis, Chief Executive Officer

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